Exhibit (p)1.37

Contents

Statement of General Policy	3

Definitions	5

Standards of Business Conduct	6

Prohibition Against Insider Trading	7

Personal Securities Transactions	9

Gifts and Entertainment	11

Protecting the Confidentiality of Client Information	12

Service as a Director	14

Compliance Procedures	15

Certification	17

Records	18

Reporting Violations and Sanctions	19

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Gartmore and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Gartmore and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Gartmore and its employees owe a fiduciary duty to Gartmore’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Gartmore continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Gartmore and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Gartmore has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Gartmore and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•        The duty to have a reasonable, independent basis for the investment advice provided;

•        The duty to obtain best execution for a client’s transactions where the firm is in a position to direct brokerage transactions for the client;

•        The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•        A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Gartmore expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Gartmore. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Gartmore. Gartmore’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”), or the Deputy Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Gartmore.

3	Investment Adviser Code of Ethics

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Gartmore in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favour of the client even at the expense of the interests of employees.

The CCO will periodically discuss compliance with this Code with Gartmore’s senior management.

4	Investment Adviser Code of Ethics

Definitions

For the purposes of this Code, the following definitions shall apply:

•        “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund Gartmore or its control affiliates manage; or is involved in making securities recommendations to clients that are non-public.

•        “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•        “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

•        “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Gartmore or a control affiliate acts as the investment adviser or principal underwriter for Gartmore US mutual funds; and (v) Transactions collective investment schemes (CIS)/unit trusts, unless Gartmore or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•        “Supervised person” means directors, officers and partners of Gartmore (or other persons occupying a similar status or performing similar functions); employees of Gartmore; and any other person who provides advice on behalf of Gartmore and is subject to Gartmore’s supervision and control.

5	Investment Adviser Code of Ethics

Standards of Business Conduct

Gartmore places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavour to protect. The following standards of business conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Gartmore’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Gartmore or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules there under.

6	Investment Adviser Code of Ethics

Prohibition Against Insider Trading

Introduction	Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose supervised persons and Gartmore to stringent penalties. Criminal sanctions may include a fine of up to £1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Gartmore may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Gartmore and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy	No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Gartmore), while in the possession of material, non-public information, nor may any personnel of Gartmore communicate material, non-public information to others in violation of the law.

1. What is Material Information?	Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material non-public information” relates not only to issuers but also to Gartmore’s securities recommendations and client securities holdings and transactions.

2. What is Non-public Information?	Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

7	Investment Adviser Code of Ethics

3. Identifying Inside Information	Before executing any trade for yourself or others, including investment funds or private accounts managed by Gartmore (“Client Accounts”), you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

• Report the information and proposed trade immediately to the CCO.

• Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

• Do not communicate the information inside or outside the firm, other than to the CCO.

•        After the CCO has reviewed the issue, the firm will determine whether the information is material and non-public and, if so, what action the firm will take. You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies	As a part of our research efforts, we may have contacts with public companies. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Gartmore or other person subject to this Code becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Gartmore must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, non-public information.

5. Tender Offers	Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, non-public information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Gartmore and others subject to this Code should exercise extreme caution any time they become aware of non-public information relating to a tender offer.

6. Restricted/Watch Lists	Although Gartmore does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish a restricted list in certain securities. The Head of Pan European Dealing may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. The restricted list will comprise of both securities issued by companies about which a number of supervised persons are expected to regularly have material, non-public information and securities issued by companies about which a limited number of supervised persons possess material, non-public information should generally be placed on the restricted list. The Head of Pan European Dealing shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

8	Investment Adviser Code of Ethics

Personal Securities Transactions

General Policy	Gartmore has adopted the following principles governing personal investment activities by Gartmore’s supervised persons:

• The interests of client accounts will at all times be placed first;

•        All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

• Supervised persons must not take inappropriate advantage of their positions.

“Free to deal”	Access Persons must not sell where they do not already hold the security to be sold (e.g. short selling) and must not deal where they do not have the available cash to settle a transaction. While short sale activities are generally prohibited (including purchasing naked/uncovered puts, selling naked/uncovered calls or selling a security short where there is no corresponding long position) this provision does not restrict an Access Person from being able to hedge an existing long position by selling options or futures on broad-based indices such as the FTSE 100, Nikkei 225, S&P, Dow Jones, major European or sector indices.

An Access Person must not undertake personal deals directly with a Client.

Pre-clearance	A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by the CCO or his designee; (ii) the approved transaction is completed by the close of business on the same day approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted. Transactions should not be placed for execution until pre-clearance approval has been received. Where investment transactions require instruction by post, the date on which such instruction is issued must be the day on which pre-approval is received.

Clearance must be obtained by completing and signing the Approval to Deal Form provided for that purpose by the CCO. Gartmore’s Compliance Department monitors all transactions by all Access Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

A contract note confirming the trade should automatically be received from the Access or Non-Access Persons Broker. If for any reason, a contract note is not received from the broker, the Access or Non-Access Person is to send through a copy to Compliance.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code. A supervised person shall be exempt from the pre-clearance requirements (but not the reporting requirements) with respect to:

• Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

• The initial application for an automatic investment plan and changes to the plan;

9	Investment Adviser Code of Ethics

•        Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

•        Acquisition of securities through stock dividends, dividend reinvestments, stock splits/reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•        Exchange traded funds, futures and options that are based on a broad-based securities index, commodity or currency.

Pre-Clearance Required for Participation in IPOs	No supervised person shall acquire any beneficial ownership in any securities in an initial public offering for his or her account, as defined herein without the prior written approval of the CCO or his designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings	No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO or his designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods	No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending ‘buy’ or ‘sell’ order in that same security until that order is executed or withdrawn.

Short-Term Trading Profits	No supervised person shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person has beneficial ownership within 30 calendar days and which are held in client accounts. Any prohibited short-term profits are subject to cancellation with the supervised person being responsible for any short-term profit.

10	Investment Adviser Code of Ethics

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Gartmore has adopted the policies set forth below to guide supervised persons in this area.

General Policy	Gartmore’s policy with respect to gifts and entertainment is as follows:

• Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•        Supervised persons should not accept or provide any gifts or favours that might influence the decisions you or the recipient must make in business transactions involving Gartmore, or that others might reasonably believe would influence those decisions;

• Any hospitality package including travel and hotel accommodation can only be accepted providing the supervised person reimburses the donor for travel and hotel cost.

• Supervised persons should not accept or provide any gifts or hospitality to the US Government or its states;

•        Modest gifts and favours, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment/hospitality that satisfies these requirements as well as the supervised person being accompanied by the provider of the hospitality and conforms to generally accepted business practices also is permissible;

• Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•        Any supervised person who accepts, directly or indirectly gifts or hospitality with a value in excess of £100 from any person or entity that does business with or on behalf of Gartmore must clear the gift/hospitality with their line manager prior to acceptance and reported to Compliance, using the Gifts and Hospitality declaration form within 10 days. The value of the gift/hospitality should reflect the cost to the donor and may be in excess of the face value.

• The reporting requirements also apply to supervised persons’ connected parties/guests. The £100 threshold above should be considered against the gift/hospitality received.

•        This reporting requirement does not apply to bona fide dining with a value of less than £250 if, during such dining, you are accompanied by the person or representative of the entity that does business with Gartmore.

•        This gift reporting requirement is for the purpose of helping Gartmore monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

11	Investment Adviser Code of Ethics

Protecting the Confidentiality of Client Information

Confidential Client Information	In the course of investment advisory activities of Gartmore, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Gartmore to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Gartmore’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favour of confidentiality.

Non-Disclosure of Confidential Client Information	All information regarding Gartmore’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Gartmore does not share Confidential Client Information with any third parties, except in the following circumstances:

•        As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Gartmore will require that any financial intermediary, agent or other service provider utilized by Gartmore (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Gartmore only for the performance of the specific service requested by Gartmore;

• As required by regulatory authorities or law enforcement officials who have jurisdiction over Gartmore, or as otherwise required by any applicable law;

• To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities	All supervised persons are prohibited, either during or after the termination of their employment with Gartmore, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver Gartmore’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Gartmore, must return all such documents to Gartmore. Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

12	Investment Adviser Code of Ethics

Security of Confidential Personal Information	Gartmore enforces the following policies and procedures to protect the security of Confidential Client Information:

• The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Gartmore’s services to clients;

•        Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

• All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•        Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy	As a registered investment adviser, Gartmore and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “non-public personal information” of natural person clients. “Non-public information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Gartmore has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies	The CCO is responsible for reviewing, maintaining and enforcing Gartmore’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the CCO.

13	Investment Adviser Code of Ethics

Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Gartmore’s clients. Where board service is approved Gartmore shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

14	Investment Adviser Code of Ethics

Compliance Procedures

Reporting Requirements	Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of Gartmore that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions, or provide such copies directly to the CCO. Such duplicate brokerage account statements and trade confirmations or handwritten by the supervised person may be used in lieu of submitting initial holdings reports, annual holdings reports and quarterly transaction reports provided that all of the required information is contained therein.

1. Initial Holdings Report	Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

•        The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

•        The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

• The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report	Every supervised person shall file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports	Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•        The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

• The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

• The price of the reportable security at which the transaction was effected;

• The name of the broker, dealer or bank with or through whom the transaction was effected; and

• The date the report is submitted by the supervised person.

15	Investment Adviser Code of Ethics

4. Exempt Transactions	A supervised person need not submit a report with respect to:

• Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

• Transactions effected pursuant to an automatic investment plan;

•        A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Gartmore holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions	The CCO or a designee will monitor and review all reports required under the Code for compliance with Gartmore’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Gartmore. Any transactions for any accounts of the CCO will be reviewed and approved by another designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

16	Investment Adviser Code of Ethics

Certification

Initial Certification	All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments	All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification	All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information	Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein

17	Investment Adviser Code of Ethics

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

• A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

• A record of any violation of Gartmore’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•        A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Gartmore;

• A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

• A list of all persons who are, or within the preceding five years have been, access persons;

•        A record of any decision to approve a supervised persons’ acquisition of securities (including IPOs and limited offerings) within the past five years after the end of the fiscal year in which such approval is granted.

18	Investment Adviser Code of Ethics

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. The CCO shall discuss with other members of senior management all apparent material violations of the Code, and document the resolution of any issue or violation of the Code. The CCO and other senior management shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

19	Investment Adviser Code of Ethics